                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                            (Amendment No.          )*
                                          ---------

                          BIOMAGNETIC TECHNOLOGIES INC.
           --------------------------------------------------------
                                (Name of Issuer)

             Shares of Common Stock of Issuer under S.144 S.E.C.
           --------------------------------------------------------
                          (Title of Class of Securities)

                                   09060N 10 7
           --------------------------------------------------------
                                 (CUSIP Number)

               Mr. Antonio Brufau Niubo  Telephone 34-93-4047121
              Avenida Diagonal, 621-629, (08028) Barcelona, Spain
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                  31st July 1998
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 3 Pages
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CUSIP No. 09060N 10 7                 13D                 Page  2  of  3  Pages
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-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     CAJA DE AHORROS Y PENSIONES DE BARCELONA
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
      N/A
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 (3) SEC Use Only

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 (4) Source of Funds*
     PF / 5,000,000 USD / Purpose of transaction: Capitalization of Issuer
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
     N/A
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 (6) Citizenship or Place of Organization
     Avenida Diagonal, 621-629, 08028 Barcelona, Spain / Banking / Spain
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power     10,000,000 Shares / 12.0%
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power      N/A
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power      10,000,000 Shares / 12.0%
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power      N/A
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(11) Aggregate Amount Beneficially Owned by Each Reporting Person
     10,000,000 Shares / 12.0%
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*
      N/A
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(13) Percent of Class Represented by Amount in Row (11)
      N/A
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
      BK
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  3  of  3  Pages
                                                               ---    ---

ITEM 1.  SECURITY AND ISSUER







ITEM 2.  IDENTITY AND BACKGROUND







ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION







ITEM 4.  PURPOSE OF TRANSACTION







ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER







ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.







ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS







                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       ----------------------------------------
                                       (Date

                                        /s/ Antonio Brufau Niubo
                                       ----------------------------------------
                                       (Signature)
                                        Antonio Brufau Niubo
                                       ----------------------------------------
                                       (Name/Title)